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EXHIBIT 18



   Preferability Letter for a Change in Accounting for Spare Parts Used in
                                  Equipment


April 17, 1998


The Board of Directors
of Ironton Iron, Inc.

Note 2 of the notes to the interim condensed financial statements of Ironton Iron, Inc. (the "Company"), included in its Form 10-Q for the quarter ended March 31, 1998, describes a change in the method of accounting for spare parts used in its equipment from expensing the spare parts at the time of purchase to inventorying the spare parts at the time of purchase, and charging them to expense in the period in which they are used. Management has advised us that they believe that the change is to a preferable method in the circumstances because this method results in a better matching of costs and revenues and is consistent with prevailing industry practice as well as the policy followed by Intermet's other foundry subsidiaries.

There is no authoritative criteria for determining a "preferable" spare parts accounting method based on the particular circumstances; however, we conclude that the change in the method of accounting for spare parts is to an acceptable alternative method which, based on management's business judgment to make this change for the reasons cited above, is preferable in the circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1997, and therefore we do not express any opinion on any financial statements of Ironton Iron Inc. subsequent to that date.



        /s/ Ernst & Young LLP